Contacts:

Tripos, Inc.                                                                                            Exhibit 99.1

John Yingling

Vice President and Chief Accounting Officer

(314) 647-8837

(Media only)

Waggener Edstrom Worldwide

Bioscience and Healthcare Practice

Lisa Osborne

Account Director

(202) 326-0793

lisao@waggeneredstrom.com

For Immediate Release

May 4, 2006

Tripos Raises $5.5 Million from Sale of Convertible Preferred Stock;
Continues to Pursue Strategic Alternatives

ST. LOUIS -- May 4, 2006 -- Tripos, Inc. (Nasdaq: TRPS), a leading provider of drug discovery chemistry and informatics products and services, today announced that it has completed the sale of 1.8 million shares of Convertible Preferred Stock at a price of $3.00 per share and issued 550,000 five-year common stock warrants exercisable at $3.50 per share to Midwood Capital, a Boston-based investment partnership. The shares of Convertible Preferred Stock represent approximately 18 percent of Tripos' outstanding common stock on an as-converted basis. The Convertible Preferred Stock bears a dividend at an annual rate of 10.5 percent and is redeemable in two years. Gross proceeds from this transaction total $5.5 million before expenses. Seven Hills Partners LLC acted as the placement agent for this financing.

"We plan to use the net proceeds from this financing to provide working capital to support our Discovery Research and Discovery Informatics businesses. By strengthening our balance sheet, we simultaneously enhance our ability to explore our strategic alternatives and support current and potential business initiatives," said Dr. John P. McAlister, president and CEO of Tripos.

The Company confirmed it is continuing to work with Seven Hills Partners on the Company's previously announced efforts to explore strategic alternatives to maximize shareholder value and enhance growth prospects for its Discovery Research and Discovery Informatics businesses. Tripos does not plan to make future comments on this process unless there are material developments.

General

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Tripos Raises $5.5 Million From Sale of Convertible Preferred Stock; Continues to Pursue Strategic Alternatives                    Page 2

This press release contains forward-looking statements concerning, among other things: (1) the application of the proceeds, (2) success in developing new business opportunities; and (3) expectations regarding Tripos' ability to assess and pursue strategic alternatives. These statements are based upon numerous assumptions that Tripos cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in the Company's filings with the Securities and Exchange Commission, including, without limitations, those factors set forth in the Company's Form 10-K for the fiscal year ended Dec. 31, 2005, and from time to time in the Company's periodic filings with the Securities and Exchange Commission. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Tripos, Inc.

Tripos (Nasdaq: TRPS) combines leading-edge technology and innovative science to deliver consistently superior chemistry-research products and services for the biotechnology, pharmaceutical and other life science industries. Within Tripos' Discovery Informatics (DI) business, the company provides software products and consulting services to develop, manage, analyze and share critical drug discovery information. Within Tripos' Discovery Research (DR) business, Tripos' medicinal chemists and research scientists partner directly with clients in their research initiatives, leveraging state-of-the-art information technologies and research facilities. Further information on Tripos can be found at http://www.tripos.com.

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Tripos and the Tripos logo are registered trademarks of Tripos, Inc., and/or its affiliates in the United States and certain other countries.

All other trademarks mentioned in this document are the property of their respective owners.